EXHIBIT 10.1
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AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT
BETWEEN
CHILDREN'S MEDICAL CENTER CORPORATION
AND
GENOCEA BIOSCIENCES, INC.
Dated March 23, 2012 and Supplemented with a Side Letter dated March 23, 2012

EXHIBIT 10.1
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TABLE OF CONTENTS

ARTICLE I.	DEFINITIONS 3

ARTICLE II.	GRANT 9

ARTICLE III.	DUE DILIGENCE AND RELATED MATTERS 15

ARTICLE IV.	ROYALTIES AND OTHER PAYMENTS 17

ARTICLE V.	REPORTS, RECORDS AND RELATED MATTERS 20

ARTICLE VI.	PATENT PROSECUTION 23

ARTICLE VII.	INFRINGEMENT 25

ARTICLE VIII.	UNIFORM INDEMNIFICATION AND INSURANCE PROVISIONS 27

ARTICLE IX.	COMPLIANCE WITH LAWS; EXPORT CONTROLS 30

ARTICLE X.	NON-USE OF NAMES AND PUBLICATIONS 31

ARTICLE XI.	ASSIGNMENT 31

ARTICLE XII.	DISPUTE RESOLUTION AND ARBITRATION 32

ARTICLE XIII.	TERM AND TERMINATION 33

ARTICLE XIV.	OWNERSHIP 35

ARTICLE XV.	PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS 35

ARTICLE XVI.	GENERAL PROVISIONS 36

ARTICLE XVII.	CONFIDENTIALITY 38

Appendix 1    Patent Rights
Appendix 2    Development Plan
Appendix 3    MTA
Appendix 4    Collaboration Agreement

i

EXHIBIT 10.1
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AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT

This Amended and Restated Exclusive License Agreement ("Agreement") is made and entered into as of the date last signed below (the "Effective Date"), by and between CHILDREN'S MEDICAL CENTER CORPORATION, a charitable corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and having its principal office at 300 Longwood Avenue, Boston, Massachusetts, 02115, U.S.A. (hereinafter referred to as "CMCC"), and Genocea Biosciences, Inc., a business corporation organized and existing under the laws of the State of Delaware and having its principal office at 161 First Street, Suite 2C, Cambridge, MA 02142, U.S.A. (hereinafter referred to as "Licensee"). CMCC and Licensee may be referred to individually as "Party" and collectively as the "Parties".
WHEREAS, Licensee and Children's Hospital Boston ("CHB") entered into a Material Transfer Agreement, dated September 17, 2008 and attached and incorporated as Appendix 3 hereto (the "MTA"), whereby a collaborative research project was performed by the Parties;
WHEREAS, CHB and Licensee were each funded by separate awards from PATH Vaccine Solutions ("PVS") and such awards contained provisions for granting a non-exclusive license to certain rights to PVS in the developing world as further described in the "Children's Hospital Collaborative Research Agreement," dated June 19, 2008 and attached and incorporated herein as Appendix 4 (the "Collaboration Agreement");
WHEREAS, the conduct of the Research Plan as defined in the MTA has resulted in the creation of Research Plan Intellectual Property (as defined in the MTA) including the Patent Rights (as that term shall be defined hereafter), and the Licensee wishes to negotiate a license with CMCC to CMCC's interest in the Research Plan Intellectual Property that, as of the Effective Date of this Agreement, has been discovered, conceived, made, developed or reduced to practice;

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WHEREAS, CMCC is a joint owner (along with Licensee) of certain Research Plan Intellectual Property developed under the MTA and the Collaboration Agreement referenced above and has the right to grant exclusive licenses to its rights under the Patent Rights, subject only to a royalty-free, non-exclusive license granted to the United States Government for those inventions and ensuing patents developed with U.S. Government funding, and certain laws and regulations relating to federally funded projects and institutions and the PVS License as defined below;
WHEREAS, in furtherance of its charitable and research missions and those laws and regulations, CMCC desires to have the Patent Rights utilized to promote the public interest and to further that goal is willing to grant a license to Licensee on the terms and conditions described herein;
WHEREAS, Licensee is experienced in the development of products similar to the technology which is the subject of this Agreement and desires to engage in the commercial development, production, manufacture, marketing and sale of Licensed Products (as that term shall be defined hereafter) and/or the use of Licensed Processes (as that term shall be defined hereafter) via the implementation of a development program as described in this Agreement;
WHEREAS, CMCC and Licensee are parties to that certain Exclusive License Agreement, effective as of February 18, 2010, as amended by Amendment No. 1 to Exclusive License Agreement, dated as of March 30, 2011 (the "Original Agreement") pursuant to which CMCC granted to Licensee an exclusive license to CMCC's rights, within a designated territory and for a prescribed field of use, relating to certain licensed products and processes within the scope of the Patent Rights; and
WHEREAS, the Parties now desire to modify their arrangements under the Original Agreement pursuant to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the Parties hereto agree as follows:

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ARTICLE 0.    AMENDMENT AND RESTATEMENT
CMCC and Licensee hereby agree that, as of the Effective Date, the Original Agreement is hereby amended and restated in its entirety as set forth in this Agreement, and the Original Agreement shall be of no further force or effect from and after the Effective Date, provided that except as expressly provided herein, nothing in this Agreement shall affect the rights and obligations of the Parties under the Original Agreement with respect to periods prior to the Effective Date, all of which shall survive in accordance with their terms.

ARTICLE I.	DEFINITIONS
For the purpose of this Agreement, the following words and phrases shall have the meanings set forth below:

A.
"Affiliate" shall mean any company or other legal entity actually controlling, controlled by or under common control with a Party. For purposes of the definition of "Affiliate" the term "control" shall mean: (i) in the case of a corporate entity, the ability to effect the election of directors, or in the case of a for-profit entity direct or indirect ownership of at least a majority of the stock or participating shares entitled to vote for the election of directors of that entity, in any case coupled with active managerial involvement and accountability for directing the business and affairs of that entity; (ii) in the case of a partnership, the power customarily held by a managing partner to direct the management and policies of such partnership, provided that such power is actively exercised; or (iii) in the case of a joint venture, whether in corporate, partnership or other legal form, a prevailing joint economic interest coupled with a managerial role entailing active direction, control and accountability with respect to the business and affairs of the entity.

B.	"Chargeback Payments" shall mean payments made by Licensee, its Affiliates, its agents, or its Sublicensees to wholesalers to cover the difference between the

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price charged for a Licensed Product to such wholesaler and the price charged for such Licensed Product to group purchasing organizations, managed health care organizations or to federal, state/provincial, local and other governments, including their agencies, who are the final customer and who will be an end user of the Licensed Product.

C.
"Combination Product(s) or Process(es)" shall mean a product or process that includes a Licensed Product or Licensed Process sold in combination with another component(s) whose manufacture, use or sale by an unlicensed party would not constitute an infringement of the Patent Rights licensed in this Agreement.

D.
"Commercially Reasonable Efforts" shall mean, with respect to the efforts to be expended by Licensee to any objective for maintaining the priority of rapid and effective development, Licensee shall use diligent efforts and resources consistent with practices used in the Licensee's industry for a product which is of similar commercial potential at a similar state in its development or product life, taking into account issues of efficacy, safety, market size, the competitiveness of alternative products in the marketplace, any legal or technical difficulties directly related to such product development, the patent and other proprietary position of the product, regulatory approvals, and the actual and/or projected profitability of the product. It is understood that, for the purposes of this definition of "Commercially Reasonable Efforts", the commercial potential of a product may change from time to time based upon certain changing considerations, including without limitation changing scientific, business, marketing and return on investment considerations.

E.
"Developing Countries" shall mean (i) those countries identified by the World Bank as of June 19, 2008 as having "low income economies" or "lower-middle income economies" and (ii) Argentina, Brazil, Chile, Mexico, and South Africa, provided these five countries specifically listed herein are not reclassified as "high

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income economies" by the World Bank as of the date that a license is granted to PVS pursuant to the Collaboration Agreement.

F.
"Fair Market Value" shall mean, with respect to a valuation required by any provision of this Agreement, the price which a willing buyer would pay, on an arm's length basis, for all rights and related intellectual property assets which comprise the assets, data, or rights being valued, in light of all relevant factors including, without limitation, the status of development and reasonably anticipated risks and costs of further development and the market potential for the commercialization of such assets, data or rights. In any case where Fair Market Value must be determined but is not determined by good faith negotiations between the Parties in sixty (60) days, the determination will be made by an independent third party accounting firm to be mutually agreed upon by the Parties. In the event that the Parties cannot agree upon an independent third party accounting firm within twenty (20) days, Fair Market Value will be determined by a panel of three (3) independent third party accounting firms, one chosen by Licensee, one chosen by CMCC and one chosen at the mutual agreement of the two chosen firms. Any such determination will be binding and conclusive upon the Parties and the Parties will split the costs of such determination.

G.	"Field of Use" shall mean the prevention and treatment of Streptococcus pneumoniae.

H.
"First Commercial Sale" shall mean, with respect to each country: (i) the first sale of any Licensed Product or Licensed Process by Licensee or any Sublicensee, following approval of such Licensed Product's or Licensed Process's marketing by the appropriate governmental agency, if any such approval is necessary, for the country in which the sale is to be made; or (ii) when governmental approval is not required, the first sale by Licensee or any Sublicensee in that country of the Licensed Product or Licensed Process.

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I.	"Licensed Product" shall mean:

1.	Any product or part thereof in the Field of Use the manufacture, use or sale of which is covered by any Valid Claim in the country in which it is manufactured, used or sold; or

2.	Any product or part thereof in the Field of Use the manufacture or use of which uses a "Licensed Process" as that term shall be defined hereafter; or

3.	Any service provided for or on behalf of a third party on a fee-for-service basis that entails the practice of a Licensed Process.

J.	"Licensed Process" shall mean any process the practice of which is covered by any Valid Claim.

K.	"Licensee" shall mean Licensee and its successors and assignees permitted by this Agreement (including Affiliates where they are assignees permitted by this Agreement).

L.
"Net Sales" shall mean the gross amounts recognized for sales, leases, or other transfers of Licensed Products by Licensee, its Affiliates, its agents, or its Sublicensees for any Licensed Products to a final customer who will be an end user of the Licensed Product and is not an Affiliate or Sublicensee, in accordance with generally accepted accounting principles or the then-current internal accounting standard used by the Licensee and/or its Affiliates, less the following amounts (if not previously deducted from gross amounts invoiced):

1.	credits and allowances for price adjustment, rejection, uncollectible amounts or return of Licensed Products previously sold;

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2.	Chargeback Payments, fees, rebates, and quantity and cash discounts to purchasers allowed and taken, including, without limitation, payments made to buying groups;

3.	amounts for third party transportation, insurance, handling or shipping charges to purchasers;

4.
taxes, duties and other governmental charges levied on or measured by the sale of Licensed Products, whether absorbed by Licensee or paid by the purchaser so long as Licensee's price is reduced thereby, but not franchise or income taxes of any kind whatsoever;

5.
for any sale in which the United States government, on the basis of its royalty-free license pursuant to 35 USC Sec. 202(c) to any Patent Right, requires that the gross sales price of any Licensed Product subject to such Patent Right, be reduced by the amount of such royalty owed Licensor, the amount of such royalty.

Licensee shall make periodic adjustments to the amounts described in (1) through (5) above, to its initial accruals of such amounts applied to prior periods, in order to reflect amounts actually incurred or deducted by the Licensee; provided, however, that Licensee shall use the same accrual method that is used for its own financial accounting purposes. Net Sales also includes the Fair Market Value of any non-cash consideration received by Licensee (as defined herein) or any Sublicensee in exchange for the sale, lease, or transfer of Licensed Products.
Neither consideration deemed to be a Sublicensee Payment nor the transfer of a Licensed Product within Licensee or between Licensee and an Affiliate or a Sublicensee for sale by the transferee shall be considered a Net Sale for purposes of ascertaining royalty charges. In such circumstances, the gross amounts invoiced and resulting Net Sales price shall be based upon the sale of the Licensed Product by the transferee.

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M.	"Patent Rights" shall mean all of the following intellectual property which CMCC owns or has rights to during the Term of this Agreement as hereafter defined:

1.	The United States and foreign patent applications listed in Appendix 1 attached hereto and incorporated herein by reference and divisionals and continuations thereof.

2.	The United States and foreign patents issued from the applications listed in Appendix 1 and from divisionals and continuations of those applications.

3.
Claims of United States and foreign continuation-in-part applications, and of the resulting patents, which are directed to the subject matter specifically described in the United States and foreign patent applications described in Appendix 1.

4.
Claims of all later filed foreign patent applications, and of the resulting patents, which are directed to the subject matter specifically described in the United States patent and/or patent applications described in subparagraphs 1, 2 or 3 of this ARTICLE I, Paragraph M.

5.	Any reissues, divisions, amendments or extensions of the United States or foreign patents described in subparagraphs 1, 2, 3 or 4 of this ARTICLE I, Paragraph M.

N.
"PVS License" shall mean the non-exclusive license granted by CHB to PVS pursuant to the Collaboration Agreement, as attached and incorporated herein as Appendix 4. Such rights to PVS include a non-exclusive royalty-free license, with the right to sublicense, to (i) develop, make or have made, and use a pneumococcal T cell based protein vaccine in the world and (ii) use market,

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promote, distribute and sell a pneumococcal T cell-based protein vaccine in Developing Countries as defined in Paragraph E of this ARTICLE I.

O.	"Sublicensee" shall mean a person or entity unaffiliated with Licensee to whom Licensee has granted an arm's length sublicense under this Agreement.

P.
"Sublicensee Payments" shall mean any payments received by Licensee from a Sublicensee (whether in the form of cash, Fair Market Value of cash equivalents or Fair Market Value of securities of Sublicensee or any other third party) in consideration of permitting the Sublicensee to practice the Patent Rights licensed to Licensee hereunder, including but not limited to sublicense issue fees, any lump sum payments, milestone payments, technology transfer payments or other similar fees; provided, however, that Sublicensee Payments shall not include any (i) royalty or profit-sharing payments; provided further, however, that Sublicensee Payments shall include profit-sharing payments if Licensee receives royalty payments based on Net Sales of Licensed Products in addition to profit-sharing payments from a Sublicensee in a contractual arrangement with such Sublicensee, (ii) reimbursement of patent prosecution expenses that have not been recovered prior to the sublicense, (iii) funded research arrangements after the Effective Date of this Agreement (including without limitation any amounts received by Licensee from PVS), (iv) amounts received by Licensee for the Fair Market Value of the sale of its equity securities to Sublicensee, or (5) the attributed value of any cross-license granted by a Sublicensee to Licensee to the extent such cross-license provides Licensee with freedom to operate with respect to a Licensed Product or Licensed Process (but not excluding any monetary consideration actually received from such Sublicensee on account of such cross-license).

Q.	"Territory" shall mean world-wide.

R.	"Term" shall have the meaning stated in Paragraph A of ARTICLE XIII.

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S.
"Valid Claim" means an issued, unexpired claim or pending claim of a Patent Right, which issued claim or pending claim has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which is not appealable or has not been appealed within the time allowed for appeal, and which has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or other final, irrevocable action.

ARTICLE II.	GRANT

A.
Subject to the terms of this Agreement, CMCC hereby grants to Licensee, under CMCC's one-half ownership interest in the Patent Rights, subject to the rights granted to PVS under the PVS License as set forth in Appendix 4 and the rights retained by CMCC pursuant to ARTICLE II, Paragraph B below, the worldwide right and exclusive license, with the right to sublicense, to import, make, have made, use, lease, offer for sale, sell and otherwise export the Licensed Products, and to practice the Licensed Processes, in the Territory for the Field of Use during the Term, unless sooner terminated as provided in this Agreement.

B.
Notwithstanding anything above to the contrary, CMCC shall retain a royalty-free, non-exclusive, right to practice and use, and to license for a nominal fee (such as shipping and handling charges) to academic nonprofit research organizations to practice and/or use the Patent Rights for their own Licensed Products and Licensed Processes, for research, educational, clinical and/or charitable purposes only. Any such license shall specifically exclude and prohibit any commercialization of the Patent Rights, including any of such organization's own Licensed Products and Licensed Processes. For clarity, nothing in this Paragraph B or elsewhere in this Agreement obligates Licensee or any Sublicensee to transfer or otherwise provide any of their respective Licensed Products or Licensed Processes to CMCC or any other third party.

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C.
Notwithstanding any other provision of this Agreement, the license and any sublicense shall be subject to the rights of the United States government, if any, under Public Law 96-517, 97-226, and 98-620, codified at 35 U.S.C. sec. 200-212 and any regulations promulgated thereunder; the obligations of CMCC under applicable laws and regulations; and Licensee's warranty to comply with all applicable laws and regulations.

D.
Licensee agrees that Licensed Products leased or sold in the United States shall be manufactured substantially in the United States to the extent required by applicable law. Upon the First Commercial Sale and thereafter, Licensee's annual report to CMCC shall substantiate Licensee's compliance with this provision. To support exclusivity for Licensee consistent with this Agreement, CMCC hereby agrees that, except as provided in Paragraph B of this ARTICLE II, and the grant under the PVS License, it shall not, without Licensee's prior written consent (which Licensee shall have no obligation to give and shall be given at Licensee's sole discretion) grant to any other commercial party a license to make, have made, use, lease and/or sell Licensed Products, or to use the Licensed Processes in the Field of Use, during the period of time in which this Agreement is in effect, except as required by laws affecting the rights of the United States Government.

E.
The license granted hereunder shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise as to any inventions, discoveries, know-how, technology or other intellectual property not described in Paragraph A of this ARTICLE II.

F.
In the event that Licensee uses any non-public information it has acquired in the course of prosecution of the Patent Rights from CMCC and/or patent counsel prosecuting the Patent Rights, or non-public information Licensee has provided, or recommendations made by Licensee that have been implemented in whole or in part with respect to prosecution of the Patent Rights, to formally challenge

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CMCC's joint ownership of the Patent Rights before any applicable regulatory authority, without CMCC's consent, then CMCC may immediately terminate this Agreement upon written notice to Licensee. Any assignment or sublicense granted by Licensee of the rights granted to it hereunder shall contain a substantially similar provision applicable to the assignee or Sublicensee.

G.
Nothing in this Agreement shall be construed to limit or constrain CMCC, or any officer, director, employee, member of its medical staff, or of any CMCC Affiliate, from continuing to engage in related research; or from the development of related or unrelated inventions, discoveries, rights or technology, and from practicing, licensing or sublicensing related or unrelated intellectual property rights arising from their own inventions occurring after the Effective Date of this Agreement; or from academic publication related thereto; or from entering into agreements and other relationships with other persons or organizations related to matters not regarding the Patent Rights, Licensed Products and Licensed Processes in the Field of Use and matters otherwise not within the scope of this Agreement.

H.
If, during the Term of this Agreement, CMCC makes any discovery or invention that CMCC reasonably believes to be patentable that is not included within the scope of the license to the Patent Rights granted hereunder but is dominated by the Patent Rights, CMCC shall use reasonable efforts to offer Licensee an option to exclusively license CMCC's rights to such discovery or invention, whether or not patentable, under which license Licensee may fully exploit (including without limitation, develop, manufacture and commercialize) such discovery or invention on an exclusive basis. Upon Licensee's acceptance of such option, which acceptance must be made within forty-five (45) days of receipt of notice from CMCC of any such discovery or invention, CMCC and Licensee shall negotiate the terms of such exclusive license in good faith for at least one hundred and

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eighty (180) days from the time of CMCC's disclosure of such discovery and invention and CMCC shall use good faith commercially reasonable efforts to reach agreement with Licensee on the terms of such definitive license agreement. If the Parties are unable to reach agreement after such good faith negotiations, CMCC shall be free, and without any obligations to Licensee, to offer such rights to any other party.

I.
Licensee shall have the right to enter into sublicensing agreements with respect to any of the rights, privileges, and licenses granted hereunder, subject to the terms and conditions hereof: CMCC agrees that, in the event CMCC terminates this Agreement for any reason provided hereafter, then CMCC shall provide to known Sublicensees, no less than thirty (30) days prior to the effective date of said termination, written notice of said termination at the address specified by Licensee in the notice provided to CMCC under Paragraph J of this ARTICLE II. If the Sublicensee, during that thirty (30) day period, provides to CMCC authorized and written notice that the Sublicensee: (i) reaffirms the terms and conditions of this Agreement as it relates to the rights the Sublicensee has been granted under the sublicense; (ii) agrees to abide by all of the terms and conditions of this Agreement applicable to Sublicensees and to discharge directly all pertinent obligations of Licensee which Licensee is obligated hereunder to discharge; and (iii) acknowledges that CMCC shall have no obligations to the Sublicensee other than its pertinent obligations set forth in this Agreement with regard to Licensee, then, provided that the Sublicensee has fulfilled (i), (ii) and (iii) herein and Sublicensee is not in material breach of its sublicense, CMCC shall grant to such Sublicensee a license with rights and on terms equivalent to the sublicense rights and terms which the Licensee shall have previously granted to said Sublicensee, to the extent that those rights were granted by CMCC to the Licensee under this Agreement. In any event, the Sublicensee shall remain a Sublicensee under this Agreement for a period of at least sixty (60) days

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following notice by CMCC under this Paragraph I. For the avoidance of doubt, a Sublicensee will be considered in material breach of its sublicense if Sublicensee has committed an outstanding uncured payment default or an outstanding uncured breach of its diligence obligations under such sublicense.

J.
In any event, Licensee agrees that any sublicense granted by it shall impose obligations on the Sublicensee consistent with Licensee's obligations to CMCC under ARTICLES II (Grant), VII (Infringement), VIII (Uniform Indemnification and Insurance Provisions), IX (Compliance with Laws; Export Controls), and X, Paragraph A, (Non-Use of Names and Publications) of this Agreement (such flow-down obligations collectively, the "CMCC Obligations"). The CMCC Obligations shall be binding upon the Sublicensee for the benefit of CMCC and Licensee. In addition, every sublicense shall (1) contain requirements for commercially reasonable due diligence efforts from the Sublicensees in the development or exploitation of the Patent Rights, or the sale of Licensed Products, as specifically applicable, and (2) obligate Licensee to use Commercially Reasonable Efforts to enforce those provisions consistent with achieving Licensee's obligations pursuant to this Agreement. The Licensee's sublicenses shall also make CMCC a third-party beneficiary of the sublicense, with the right, but not the obligation, to enforce the CMCC Obligations in the event Licensee fails to, provided that CMCC has provided Licensee sixty (60) days' written notice to Licensee of CMCC's belief that Sublicensee has not complied with CMCC Obligations and within such sixty (60) day period, Licensee has not either (i) reasonably shown that such CMCC Obligations are being complied with or such non-compliance is immaterial or (ii) made reasonable efforts to enforce such CMCC Obligations with respect to the defaulting Sublicensee. Licensee agrees to provide to CMCC notice of any sublicense granted hereunder or amendments related thereto and to forward to CMCC a copy of any and all fully executed sublicense agreements or amendments within thirty (30) days after execution.

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Regarding such copies, Licensee may reasonably redact confidential information of Licensee or Sublicensee only to the extent that it does not impair CMCC's ability to ensure Licensee's or Sublicensee's compliance with the terms of this Agreement. Licensee further agrees to forward to CMCC annually a copy of such reports received by Licensee from its Sublicensees during the preceding twelve (12) month period as shall be pertinent to a royalty accounting under the applicable sublicense and compliance with the other terms of this Agreement.

K.
Licensee shall advise CMCC in writing of any consideration received from Sublicensees, and, at CMCC's reasonable request, provide such information in an electronic or other format recognizable by CMCC's data processing systems. Licensee shall not accept from any Sublicensee anything of value in lieu of cash payments to discharge Sublicensee's payment obligations (if any) under any sublicense granted under this Agreement, without the express written permission of CMCC, which permission shall not be unreasonably withheld but may take into account a reasonable valuation for purposes of Licensee's payment obligations to CMCC.

ARTICLE III.	DUE DILIGENCE AND RELATED MATTERS

A.
Licensee, upon execution of this Agreement, shall use Commercially Reasonable Efforts in good faith to bring at least one (1) Licensed Product to market as soon as reasonably practicable, consistent with sound and legal business practices and judgment, through a program using Commercially Reasonable Efforts for the exploitation of the Patent Rights. Licensee shall use Commercially Reasonable Efforts to obtain all necessary government approvals for the manufacture, use, sale and distribution of Licensed Products. Thereafter, Licensee agrees that until expiration or termination of this Agreement, Licensee shall use Commercially Reasonable Efforts to keep Licensed Products reasonably available to the public, in quantities sufficient to meet market demand, in the Territory. In the event

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Licensee decides not to exploit, either directly or indirectly, a licensed Patent Right in a given country of the Territory, it shall promptly inform CMCC in writing and the license granted to it hereunder with respect to that Patent Right in that country in the Territory will immediately terminate.

B.
Licensee shall use Commercially Reasonable Efforts to accomplish the specific tasks set forth in Appendix 2 attached hereto in accordance with the timeframe set forth therein (such Appendix 2 is hereby incorporated by reference and is referred to herein as the "Development Plan")

C.
Licensee shall use Commercially Reasonable Efforts to accomplish the specific requirements of the Development Plan, including the Diligence Specifications set forth in this Paragraph C (the "Diligence Specifications"). The Diligence Specifications shall be part of the Development Plan and the timeframes for such Diligence Specifications shall be treated as definitive.

1.
Determine protective efficacy of Licensed Products in mouse colonization or systemic models within [* * *]. The Parties acknowledge and agree that Licensee has completed this Diligence Specification as of [* * *].

2.	Nominate top 2-3 Licensed Products for vaccine formulation within [* * *] of accomplishing Diligence Specification 1.

3.	Final formulation of Licensed Product for pre-IND studies within [* * *] of accomplishing Diligence Specification 2.

4.	Completion of toxicology lots of nominated Licensed Products for in vivo toxicology studies within [* * *] of accomplishing Diligence Specification 3.

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D.
In the event Licensee fails to meet any of the objective(s) set forth in the Development Plan, including without limitation the Diligence Specifications, in a timely manner, CMCC shall notify Licensee thereof in writing, and Licensee shall have sixty (60) days following such notification to establish to the reasonable satisfaction of CMCC that (i) it has met such objective(s); or (ii) a revision to the Development Plan is necessary and appropriate as contemplated below in Paragraph E. In the event Licensee fails to establish the same to CMCC's reasonable satisfaction, CMCC shall have the right in its sole discretion to terminate in whole or in part the license granted to Licensee under this Agreement effective immediately.

E.
Notwithstanding anything above to the contrary, CMCC shall not unreasonably withhold its consent to any revision of the objective(s) or timing of the Development Plan, when requested in writing in advance by Licensee and the request is supported by evidence reasonably acceptable to CMCC: (i) of technical difficulties or delays that Licensee could not reasonably have avoided; (ii) that Licensee is proposing and will implement satisfactory and effective means of addressing such difficulties or delays, including sufficient financial and technical resources; and (iii) that Licensee, its Affiliates and/or Sublicensees have in good faith made Commercially Reasonable Efforts and expended commercially reasonable and adequate resources to meet said objective and will continue to do so.

F.
If, during the Term of this Agreement, Licensee makes any discovery or invention that Licensee reasonably believes to be patentable and is not within the scope of the license to the Patent Rights granted to it hereunder but is dominated by the Patent Rights, Licensee shall, as a condition of this license, confidentially disclose such discovery or invention to CMCC, on usual and customary terms necessary to protect its patentability or its confidentiality as a trade secret. CMCC shall have

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the right to review in advance of filing any related patent application by or on behalf of Licensee or any assignee of Licensee, for purposes of evaluating the relatedness to the Patent Rights. Recognizing that CMCC enters into this Agreement in furtherance of its charitable academic research mission, Licensee shall use good faith and reasonable efforts to enter into with CMCC a non-exclusive license or permit CMCC, as applicable, including for no more than a nominal fee, to practice such discovery or invention, whether or not patented, solely for CMCC internal and academic research purposes. For the avoidance of doubt, any license granted under this ARTICLE III, Paragraph F by Licensee to CMCC shall not grant CMCC, its Affiliates or its sublicensees any right to use or practice the licensed rights for commercial purposes.

ARTICLE IV.	ROYALTIES AND OTHER PAYMENTS

A.
For the rights, privileges and exclusive license granted hereunder, Licensee shall pay to CMCC the following amounts in the manner hereinafter provided. Unless expressly stated otherwise in this Agreement, periodic payment obligations listed below shall endure through the Term of this Agreement, unless this Agreement shall be sooner terminated as hereinafter provided.

1.	A license amendment fee of [* * *], and such fee is due within thirty (30) days after the Effective Date of this Agreement.

2.
As of the Effective Date Licensee has paid in full the license issue fee of [* * *], which license issue fee was deemed earned and due within thirty (30) days of the effective date of the Original Agreement.

3.	Licensee shall make the following one-time payments to CMCC in connection with the first occurrence of the following events ("Milestones"):

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(a)	[* * *] upon the [* * *] by Licensee or any Sublicensee with respect to a Licensed Product;

(b)	[* * *] upon the [* * *] by Licensee or any Sublicensee with respect to a Licensed Product; and

(c)	[* * *] upon the [* * *] of a Licensed Product.
Licensee will promptly notify CMCC in writing of the achievement of any of the foregoing Milestones by Licensee or any of its Sublicensees, and will require its Sublicensees to provide it with prompt written notice upon their achievement of any of the foregoing Milestones. CMCC may invoice Licensee for the applicable Milestone payment after receipt of such notice, and Licensee shall pay such invoice within forty-five (45) days after its receipt thereof.

B.
During the Term, Licensee shall pay CMCC running royalties in an amount equal to [* * *] of Net Sales of Licensed Products or Licensed Processes used, leased or sold by and/or for Licensee (including its Affiliates) or any Sublicensees ("Running Royalties"); provided, however, to the extent that a license or licenses is required by Licensee to third party patents or other intellectual property (i) in order to practice the Patent Rights, or (ii) in order to manufacture or sell Licensed Products without such activities (as described in clause (i) or (ii) of this sentence) resulting in the infringement of such third party intellectual property, Licensee may, for each such required license, deduct from the Running Royalties owed to CMCC an amount up to [* * *] of the royalties due to each third party for such intellectual property rights; provided further, that no single Running Royalty payment owed to CMCC may be reduced by more than [* * *] as a result of any such deduction. Licensee may not deduct, as a result of any such required third party license, a greater percentage of royalties from those owed to CMCC than the

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percentage deducted from such third party from whom such license is required as described in this Paragraph. Notwithstanding anything in this ARTICLE IV, Paragraph B, the Running Royalty owed to CMCC by Licensee shall not be reduced below [* * *] of the Net Sales of Licensed Products or Licensed Processes.

1.
No multiple royalties shall be payable on account of any Licensed Product or Licensed Process, its manufacture, use, lease or sale being covered by more than one Patent Rights patent application or Patent Rights issued patent licensed under this Agreement. In the event that any patent or claim thereof included within the Patent Rights is no longer a Valid Claim, then all obligations to pay royalties based on that patent or claim or any claim patentably indistinct therefrom will cease as of the date such patent or claim is no longer a Valid Claim.

2.	For purposes of calculating royalties, in the event that a Licensed Product includes [* * *], then Net Sales of the [* * *] shall be calculated using one of the following methods:

(a)	[* * *]; or

(b)	In the event that no such [* * *] during the applicable accounting period, Net Sales for purposes of determining royalties payable hereunder shall be calculated by [* * *].

C.
In the event Licensee has granted sublicenses under this Agreement, Licensee shall pay to CMCC the relevant percentage as set forth below of Sublicensee Payments: (i) [* * *] of Sublicensee Payments received by Licensee any time prior to [* * *]; and (ii) [* * *] of Sublicensee Payments received by Licensee any time after [* * *].

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D.
Royalty payments shall be paid in United States dollars in Boston, Massachusetts, or at such other place as CMCC may reasonably designate consistent with the laws and regulations controlling in any foreign country. If currency conversion shall be required in connection with the payments of royalties or other amounts hereunder, the conversion shall be made by using the exchange rate prevailing at Bank of America on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

E.
Licensee shall make payment of the amounts specified in this ARTICLE IV to CMCC within forty-five (45) days after March 31, June 30, September 30 and December 31 each year during the Term of this Agreement, covering the quantity of Licensed Products sold by Licensee during the preceding calendar quarter (in the case of royalties payable under ARTICLE IV, Paragraph B) and covering the percentage of any Sublicensee Payment (as calculated in accordance with ARTICLE IV, Paragraph C) received during the preceding calendar quarter. The last such payment shall be made within forty-five (45) days after termination of this Agreement. The royalty payments set forth in this Agreement shall, if overdue, bear interest until payment at a per annum rate of two and a half percent (2.5%) above the prime rate in effect at Bank of America on the due date. The payment of such interest shall not foreclose CMCC from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE V.	REPORTS, RECORDS AND RELATED MATTERS

A.
Licensee shall keep, and shall require its Affiliates and Sublicensees to keep, full, true and accurate books and records, including books of account in accordance with generally accepted accounting principles, in sufficient detail to enable CMCC to determine Licensee's compliance with this Agreement, including diligence with respect to development, and the royalty and other amounts payable to CMCC under this Agreement. Said books and records, including books of

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account, shall be kept at Licensee's principal place of business or the principal place of business of the appropriate division of Licensee to which this Agreement relates. Said books and the supporting data shall be retained for at least four (4) years following the end of the calendar year to which they pertain.

B.
CMCC shall have the right to inspect, copy and audit, on five (5) business days' notice, the books described above from time to time to verify the reports provided for herein or compliance in other respects with this Agreement. CMCC or its agents shall perform such inspection, copying and auditing at CMCC's expense during Licensee's regular business hours. CMCC may exercise its rights under this Paragraph B of ARTICLE V no more than one (1) time in any twelve-month period unless for cause.

C.
Until the later of First Commercial Sale of a Licensed Product or the achievement of the last development Milestone, and for such later periods as CMCC shall by written request from time to time require, Licensee shall provide to CMCC, at least annually, reasonable detail regarding the activities of Licensee and Licensee's Affiliates and Sublicensees relative to achieving the objectives set forth in the Development Plan in a timely manner, including but not limited to, financial expenditures to achieve said objectives; research and development activities; names, addresses and actions of all Sublicensees and Affiliates; the progress of obtaining regulatory approvals; strategic alliances and manufacturing, sublicensing and marketing efforts. Licensee shall report no more than quarterly.

D.
After First Commercial Sale, within ninety days (90) after the end of each calendar quarter, Licensee shall deliver to CMCC, at Licensee's expense, true and accurate reports for the said preceding quarter, giving such particulars of the business conducted by Licensee, its Affiliates and its Sublicensees under this Agreement as shall be pertinent to CMCC determining compliance with this Agreement, including a royalty accounting hereunder and to verify Licensee's

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activities with respect to achieving the objectives of the Development Plan described in ARTICLE III above. Licensee shall provide these reports in an electronic or other format compatible with CMCC's data processing and/or license management systems (e.g., Microsoft Excel) as CMCC may reasonably specify. Such Reports shall include at least the following:

1.	Number of Licensed Products and Licensed Processes manufactured and sold and a breakdown indicating numbers sold to CHB.

2.	Total Net Sales for Licensed Products and Licensed Processes sold, by country.

3.
Accounting for all Licensed Products and Licensed Processes disposed of for no consideration, such as those distributed for, as the case may be, test marketing, sampling and promotional uses, clinical trial purposes, regulatory approval or compliance, compassionate uses, global access programs intended to provide Licensed Product at reduced prices in the developing world, or other similar uses.

4.	Applicable deductions including but not limited to e.g. Chargeback Payments, and rebates.

5.	Total royalties payable to CMCC.

6.	Names and addresses of all Sublicensees of Licensee.

7.	Payments received by Licensee from Affiliates and Sublicensees.

8.
Licensed Products manufactured and sold to the U.S. Government, segregating those sold at a profit from those sold at cost in light of any royalty-free, non-exclusive license that may heretofore have been granted to the U.S. Government.

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9.	A listing, with brief descriptions, of any intellectual property required to be disclosed pursuant to ARTICLE III, Paragraph F.

E.
On or before the ninetieth (90th) day following the close of Licensee's fiscal year, Licensee shall provide CMCC with Licensee's certified financial statements for the preceding fiscal year, including without limitation all statements reflecting profits and losses from operations, cash balances, and any management letter.

F.
Licensee acknowledges that policies of CMCC, Harvard Medical School and affiliated organizations, relating to, inter alia, conflicts of interest and intellectual property, may affect certain direct and indirect arrangements between inventors and Licensee or related organizations. During the Term of this Agreement and for so long as a CHB-inventor of the Patent Rights is affiliated with CHB or Harvard Medical School, Licensee shall notify CMCC in writing at least 30 days before Licensee, or any Affiliate of Licensee, or any organization owned, controlled or influenced by a substantial shareholder (>5%), officer or director of Licensee, enters into any agreement other than this Agreement with or involving such CHB-inventor, or his or her family, relatives or members or staff of his or her laboratory, whether relating to sponsored research, consulting, board membership, securities, or otherwise. Licensee's notice to CMCC shall include a detailed description of all proposed terms and conditions. Licensee shall not enter into such an agreement if it would violate such policies unless the terms and conditions of the agreement have been duly approved pursuant to such policies.

ARTICLE VI.	PATENT PROSECUTION

A.
Licensee shall apply for, seek prompt issuance of, and maintain during the Term of this Agreement the Patent Rights set forth in Appendix 1 using counsel reasonably acceptable to CMCC. The specifications of any such patent application and any patent issuing thereon shall state, to the extent applicable, "This invention was made with government support under [contract] awarded by

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[Federal agency]. The government has certain rights in this invention." The prosecution, filing and maintenance of all Patent Rights applications and patents shall be the primary responsibility of Licensee and at Licensee's sole expense. CMCC will be copied on all patent prosecution correspondence. CMCC shall have reasonable opportunities to comment on and to advise Licensee regarding such prosecution and shall reasonably cooperate with Licensee at Licensee's sole expense, in the preparation, filing, prosecution and maintenance of the Patent Rights.

B.
Licensee shall reimburse CMCC for all patent costs, past, present and future incurred by CMCC for the preparation, filing, prosecution and maintenance of patents underlying the Patent Rights. After the Effective Date, CMCC shall not incur any such patent prosecution expenses related to the Patent Rights without Licensee's prior written consent except for those Patent Rights CMCC has the right to prosecute pursuant to Paragraph C and D of this ARTICLE VI. Upon request of CMCC, and only upon such request, Licensee agrees to have CMCC's patent counsel directly bill Licensee and Licensee shall directly pay such invoices in compliance with such counsel's customary business terms, but in any event within thirty (30) days.

C.
If, in any country, Licensee elects to no longer pay the expenses of a patent application or patent included within Patent Rights, Licensee shall notify CMCC not less than thirty (30) days prior to such action (but no less than sixty (60) days prior to the date that a response related to such patent application or patent is due) and, in such event, the license granted to Licensee hereunder with respect to such patent or patent application in such country will immediately cease. Such notice shall not relieve Licensee from responsibility to pay such patent related expenses incurred by Licensee prior to the expiration of the notice period (or such longer period specified in Licensee's notice). CMCC may elect to continue paying such

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patent related expenses, at its own expense, and Licensee will execute all documents CMCC may reasonably request for such purposes; however no such action will change the Parties' respective ownership interests in the relevant patent or patent application.

D.
In the event Licensee elects not to pursue, maintain or retain a particular Patent Right(s) listed in Appendix 1 in any country in the Territory, then Licensee shall immediately notify CMCC in writing and, subject to the rights of the United States government and any other contractual obligations to research sponsors, Licensee will authorize CMCC to assume the filing, prosecution and/or maintenance of such application or patent in such country at CMCC's expense. In such event, Licensee shall provide to CMCC any authorization necessary to permit CMCC to pursue and/or maintain such Patent Right and Licensee's license under this Agreement to that Patent Right in such country will immediately cease. CMCC shall then be free to license its one-half ownership interest in the applicable Patent Right(s) to any third party without any obligations to Licensee (other than those obligations with respect to Joint Inventions as set forth in the MTA and ARTICLE XIV of this Agreement).

ARTICLE VII.	INFRINGEMENT

A.	Licensee and CMCC shall each inform the other promptly in writing of any alleged infringement by a third party of the Patent Rights in the Field of Use and of any available evidence thereof.

B.
During the Term of this Agreement, CMCC shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights and, in furtherance of such right, Licensee hereby agrees that CMCC may include Licensee as a party plaintiff in any such suit, without expense to Licensee. No settlement, consent judgment or other voluntary final disposition of the suit that adversely affects the rights of Licensee under this Agreement may be entered into

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without the consent of Licensee. The total cost of any infringement action commenced or defended solely by CMCC shall be borne by CMCC. Any recovery or damages for past infringement derived therefrom will first be applied to CMCC and Licensee's expenses, including reasonable attorney's fees, in connection therewith, and any balance remaining then will be divided eighty percent (80%) to CMCC and twenty percent (20%) to Licensee.

C.
If within three (3) months after having been notified with sufficient facts of any alleged infringement, CMCC shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if CMCC notifies Licensee of its intention not to bring suit against any alleged infringer then, provided that the exclusive license granted to Licensee in ARTICLE II is still in effect for such relevant Patent Rights, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights. CMCC hereby agrees that Licensee may include CMCC as a party plaintiff in any such suit, without expense to CMCC. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of CMCC, which consent shall not be unreasonably withheld. Licensee shall indemnify CMCC against any order for costs that may be made against CMCC in such proceedings to the extent that such order does not relate to or arise from CMCC's negligence, reckless misconduct or intentional misconduct during such proceeding.

D.
In the event Licensee shall undertake the enforcement and/or defense of the Patent Rights by litigation pursuant to Paragraph C of this ARTICLE VII, Licensee may withhold up to fifty percent (50%) of the payments otherwise thereafter due to CMCC under ARTICLE IV above and apply the same toward reimbursement of up to fifty percent (50%) of Licensee's expenses, including reasonable attorney's

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fees, in connection therewith provided that Licensee sends a quarterly report to CMCC detailing such expenses, offset and withholdings. Any recovery of damages by Licensee for each such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of CMCC and Licensee relating to such suit and next toward reimbursement of CMCC for any payments under ARTICLE IV past due or withheld and applied pursuant to this ARTICLE VII. Any balance remaining will then be divided eighty percent (80%) to Licensee and twenty percent (20%) to CMCC.

E.
In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights shall be brought against Licensee, CMCC, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and participate along with Licensee in the defense of the action at its own expense.

F.
In any infringement suit which either Party may institute to enforce the Patent Rights pursuant to this Agreement, the other Party hereto shall cooperate in all reasonable respects and, to the extent reasonably possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

G.
Licensee shall, during the exclusive period of this Agreement, have the sole right subject to the terms and conditions hereof to sublicense any alleged infringer for future use of the Patent Rights to the extent licensed by this Agreement. Any upfront fees paid to Licensee as part of such a sublicense shall be shared between Licensee and CMCC in accordance with the terms of ARTICLE IV, Paragraph C as if they were Sublicensee Payments under this Agreement.

ARTICLE VIII.	UNIFORM INDEMNIFICATION AND INSURANCE PROVISIONS

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A.
Licensee shall indemnify, defend and hold harmless CMCC, its Affiliates, current or future directors, trustees, officers, faculty, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any claim, liability, cost, damage, deficiency, loss, expense or obligation of any kind or nature (including without limitation reasonable attorneys' fees and other costs and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold by the Licensee, its Affiliates or its Sublicensees or any agents thereof pursuant to any right or license granted to the Licensee under this Agreement.

B.
Licensee's indemnification under ARTICLE VIII, Paragraph A above shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities, reckless misconduct or intentional misconduct of the Indemnitees.

C.
Licensee agrees, at its own expense, to provide attorneys reasonably acceptable to CMCC to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

D.
Beginning at the time as any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, Affiliate or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide (i)

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product liability coverage and (ii) contractual liability coverage for Licensee's indemnification under ARTICLE VIII, Paragraphs A through C of this Agreement. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate), such self-insurance program must be acceptable to CMCC and the Risk Management Foundation of the Harvard Medical Institutions, Inc. The minimum amount of insurance coverage required under this ARTICLE VIII, Paragraph D, shall not be construed to create a limit of Licensee's liability with respect to its indemnification under ARTICLE VIII, Paragraphs A through C of this Agreement.

E.
Licensee shall provide CMCC with written evidence of such insurance upon request of CMCC. Licensee shall provide CMCC with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance. Notwithstanding any other term of this Agreement, if Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, CMCC shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice of any additional waiting periods.

F.
Licensee shall maintain such commercial general liability insurance during (i) the period that any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, Affiliate or agent of Licensee and (ii) a reasonable period after the period referred to above, which in no event shall be less than fifteen (15) years.

G.	The provisions of this ARTICLE VIII shall survive expiration or termination of this Agreement.

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H.
CMCC MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR ANY EXPRESS OR IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT, WITH RESPECT TO ANY MATTER WITHIN THE SCOPE OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY WARRANTY WITH RESPECT TO THE PATENT RIGHTS, LICENSED PRODUCTS, OR ANY PATENT, TRADEMARK, SOFTWARE, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, INFORMATION OR DATA LICENSED OR OTHERWISE PROVIDED TO LICENSEE HEREUNDER, AND HEREBY DISCLAIMS THE SAME.

ARTICLE IX.	COMPLIANCE WITH LAWS; EXPORT CONTROLS
Licensee shall comply with all applicable laws and regulations, including, without limitation, statutes and regulations affecting drug testing, development, marketing and distribution; laws and implementing regulations of the Department of Commerce governing intellectual property in federally-funded inventions; and Export Administration Regulations of the United States Department of Commerce issued pursuant to the Export Administration Act of 1979 (50 App. U.S.C. §2401 et seq.). Licensee understands and acknowledges that transfer of certain technical data, computer software, laboratory prototypes and other commodities is subject to United States laws and regulations controlling their export, some of which prohibit or require a license for the export of certain types of technical data, to certain specified countries. CMCC neither represents that a license shall not be required, nor that if required, it shall be issued. Licensee hereby agrees and gives written assurance that it will comply with all United States laws and regulations, and any applicable similar laws and regulations of any other country, controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by Licensee and/or its Affiliates and/or Sublicensees and that it will defend and hold CMCC, its Affiliates and their officers, directors, employees, agents, and medical staff harmless in accordance with the process set forth in Paragraphs B and C of ARTICLE VIII in the event of

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any legal action of any nature occasioned by such violation and any action by any governmental agency or authority, or any other party, relating to any asserted illegality or regulatory violation in the development, production, approval, marketing, sale, storage, manufacture, distribution, export or commercialization of Licensed Products or Licensed Processes by the Licensee, its Affiliates and/or its Sublicensees.

ARTICLE X.	NON-USE OF NAMES AND PUBLICATIONS

A.
Licensee represents and agrees that it will not use the name, names, logos or trademarks of the CMCC or any of its Affiliates, nor the name or photograph or other depiction of any employee or member of the staff of CMCC or such Affiliates, nor any adaptation of any of the foregoing, in any advertising, promotional, or sales literature without, in each case, prior written consent from CMCC and from the individual staff member, employee, or student if such individual's name, photograph or depiction is used. Notwithstanding the above, Licensee may state that it is licensed by CMCC under one or more patents and/or applications consistent with this Agreement, and Licensee may comply with disclosure requirements of all applicable laws relating to its business, including United States and state security laws. In addition, Licensee may refer to publications by employees of CMCC in the scientific literature.

B.
CMCC agrees to use reasonable efforts to provide Licensee with any draft publications or presentations that are submitted to the Technology & Innovation Development Office of CMCC by Dr. Richard Malley directly related to the Patent Rights under CMCC's retained rights under ARTICLE II, Paragraph B at least thirty (30) days prior to its anticipated publication or presentation. Licensee shall have the right to review such publication or presentation to identify Licensee's non-public information.

ARTICLE XI.	ASSIGNMENT

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A.
CMCC may assign this Agreement at any time without the prior consent of Licensee. Except as otherwise provided herein, this Agreement is not assignable or delegable, in whole or in part, by Licensee without the prior written consent of CMCC acting through an authorized designee, and any purported assignment otherwise shall be void and of no effect.

B.
Notwithstanding the foregoing, in the event Licensee merges with another entity, is acquired by another entity, or sells all or substantially all of its assets to another entity, Licensee may assign its rights and obligations hereunder to the surviving or acquiring entity if: (i) Licensee is not then in breach of this Agreement; (ii) the proposed assignee has, or will have, immediately upon assignment, sufficient available resources to carry out the Development Plan; (iii) Licensee provides to CMCC written notice of the assignment at least five (5) days prior to the effective date of the assignment; and, CMCC receives from the assignee, in writing, at least five (5) days prior to the effective date of the assignment, a reaffirmation of the terms of this Agreement, an agreement to be bound by the terms of this Agreement and an agreement to perform the obligations of Licensee under this Agreement.

C.
In addition, the license granted to Licensee under ARTICLE II shall include the right to have some or all of Licensee's rights or obligations under this Agreement performed or exercised by one or more of Licensee's Affiliates, provided that any act or omission taken or made by an Affiliate of Licensee under this Agreement shall be deemed an act or omission by Licensee under this Agreement.

ARTICLE XII.	DISPUTE RESOLUTION AND ARBITRATION

A.
Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, which have not been resolved by good faith negotiations between the Parties shall be resolved by final and binding arbitration in Boston, Massachusetts in accordance with the rules then obtaining applicable to

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the appointment of a single arbitrator of the American Health Lawyers Association, or in the event such arbitration is not then available under those rules, the rules of the American Arbitration Association ("AAA"). All expenses and costs of the arbitrators and the arbitration in connection therewith will be shared equally, except that each Party will bear the costs of its prosecution and defense, including without limitation attorneys' fees and the production of witnesses and other evidence. Any award rendered in such arbitration shall be final and may be enforced by either Party.

B.
Notwithstanding the foregoing, nothing in this Agreement shall be construed to waive any rights or timely performance of any obligations existing under this Agreement, including without limitation Licensee's obligations to make royalty and other payments, and also, unless the license granted in ARTICLE II has been terminated, Licensee's obligation to continue due diligence and development obligations. Notwithstanding any other provision of this Agreement, Licensee agrees that it shall not withhold or offset such payments, and agrees that Licensee's sole remedy for alleged breaches by CMCC is pursuant to this ARTICLE XII.

ARTICLE XIII.	TERM AND TERMINATION

A.	The "Term" of this Agreement shall be fifteen (15) years or upon the expiration of the last expiring Patent Right, whichever period is the longer term.

B.
Notwithstanding ARTICLE XII of this Agreement, CMCC may terminate this Agreement immediately upon the bankruptcy, judicially declared insolvency, liquidation, dissolution or cessation of operations of Licensee; or the filing of any voluntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Licensee; or any assignment by Licensee for the benefit of creditors; or the filing of any involuntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Licensee which is not dismissed within ninety (90)

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days of the date on which it is filed or commenced; or upon any final judicial or administrative determination that this Agreement violates, or if continued would violate, in a substantial manner, any provision of the Federal Internal Revenue Code, applicable rights of the United States or obligations of CMCC under Title 15 of the United States Code, or other Federal or State laws applicable to CMCC; or in the circumstances providing for immediate termination of the license granted to Licensee hereunder as described in ARTICLE III, Paragraph D or in ARTICLE VI, Paragraph C or D of this Agreement.

C.
CMCC may terminate this Agreement upon thirty (30) days prior written notice in the event of Licensee's failure to pay to CMCC royalties or any payments due and payable hereunder in a timely manner, unless Licensee shall make all such payments to CMCC within said thirty (30) day period. Notwithstanding ARTICLE XII of this Agreement upon the expiration of the thirty (30) day period, if Licensee shall not have made all such payments to CMCC, the rights, privileges and licenses granted hereunder shall terminate without further action by CMCC.

D.
Except as otherwise provided in Paragraphs B and C above, in the event that Licensee shall default in the performance of any of its material obligations under this Agreement, and the default has not been remedied to CMCC's reasonable satisfaction within sixty (60) days after the date of CMCC's notice to Licensee in writing of such default, CMCC may, by written notice to Licensee, terminate this Agreement effective immediately or upon such date as CMCC, in its sole discretion, shall designate in such notice.

E.
Licensee shall have the right to terminate this Agreement in its entirety, or on a country-by-country and Licensed Product-by-License Product basis, at any time upon ninety (90) days' prior written notice to CMCC, upon payment by Licensee of all amounts due CMCC through the effective date of termination. This right is

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in addition to, and separate from, Licensee's rights under ARTICLE VI, Paragraph C and Licensee's rights under ARTICLE VI, Paragraph D.

F.
Upon expiration or termination of this Agreement for any reason, all of the rights, privileges and licenses granted hereunder shall terminate without further action by either Party, except that nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of, or that expressly survives, such termination or expiration. For clarity, upon expiration or termination of this Agreement for any reason, Licensee's obligation to pay royalties or any other amount to CMCC under this Agreement (other than any such payments that matured prior to the effective date of such termination) shall immediately cease.

G.
If Licensee terminates this Agreement due to adverse results in clinical or other testing of Licensed Products or Licensed Processes, Licensee shall make available to CMCC, for purposes of its evaluation of the future viability of the technology, a summary of such results together with copies of any government-mandated reports, such as FDA safety reports, made in connection with the decision to terminate development.

ARTICLE XIV.	OWNERSHIP
The Parties acknowledge that, notwithstanding anything to the contrary contained in this Agreement or in the MTA, the Patent Rights are and shall at all times remain Joint Inventions (as defined in the MTA) and as such, are jointly owned by Licensee and CMCC and each Party has an undivided one-half ownership interest therein. Except as expressly set forth in this Agreement, either Party may fully exploit or non-exclusively license their rights in the Patent Rights and/or their rights in any other Joint Inventions to third parties without accounting to, or seeking the consent of, the other. For clarity, except as expressly contemplated in ARTICLE III, Paragraph F, nothing herein shall grant CMCC any right or license with respect to Licensee's

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interest in the Joint Inventions. The provisions of this ARTICLE XIV shall survive expiration or termination of this Agreement.

ARTICLE XV.	PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS
All notices, reports and/or other communications made in accordance with this Agreement shall be sufficiently made or given if delivered by hand, delivered by facsimile (with mechanical confirmation of transmission), or sent by overnight receipted mail, postage prepaid, or by reasonable, customary and reliable commercial overnight carrier in general usage, and addressed as follows:
In the case of CMCC:
Director:
Technology and Innovation Development Office
Children's Hospital Boston
300 Longwood Avenue
Boston, MA 02115
Payments shall be transmitted by reliable means to the same addressee, payable to Children's Hospital Boston.
Wire transfers for CMCC can be made directly to:
Bank Name: Bank of America, 100 Federal Street, Boston, MA
ABA#: 0260-0959-3
Account name: Children's Hospital IDE Receipts Account
Bank Account Number: 274-31645
Attention: Bruce Balter (phone 617-355-7806)
Reference: Technology & Innovation Development Office
In the case of Licensee:
Genocea Biosciences, Inc.
Attention: Chief Executive Officer
161 First Street Suite 2C
Cambridge, MA 02142, USA
Telephone: (617) 876-8191
Fax: (617) 876-8192

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or such other address as either Party shall notify the other in writing. NOTICE SHALL BE EFFECTIVE UPON RECEIPT.

ARTICLE XVI.	GENERAL PROVISIONS

A.	All rights and remedies hereunder will be cumulative and not alternative. This Agreement shall be construed and governed by the laws of the Commonwealth of Massachusetts.

B.	This Agreement may be amended only by written agreement signed by the Parties.

C.
It is expressly agreed by the Parties hereto that CMCC and Licensee are independent contractors and nothing in this Agreement is intended to create an employer relationship, joint venture, or partnership between the Parties. No Party has the authority to bind the other.

D.
This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all proposals, representations, negotiations, agreements and other communications between the Parties, whether written or oral, with respect to the subject matter hereof. Where inconsistent with the terms of any contemporaneous related agreements (such as sponsored research agreements), terms in this Agreement shall control.

E.
If any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions, which valid provisions in their effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In the event such valid provisions cannot be agreed upon, the invalidity, illegality or

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unenforceability of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole.

F.
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

G.
The failure of either Party to assert a right to which it is entitled, or to insist upon compliance with any term or condition of this Agreement, shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

H.
Licensee agrees to mark any Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practices of the country of manufacture or sale.

I.	Each party hereto agrees to execute, acknowledge and deliver such further instruments as may be reasonably necessary to carry out the purposes and intent of this Agreement.

J.	The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

K.	The signatories below each warrant that he or she is duly authorized to execute this Agreement.

ARTICLE XVII.	CONFIDENTIALITY

A.	Each Party agrees, during the Term and for five (5) years after termination of this Agreement, to maintain and protect the confidentiality of the Confidential

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Information of the other Party. "Confidential Information" shall mean (i) non-public information acquired by Licensee from CMCC pursuant to ARTICLE II, Paragraph F, (ii) information disclosed or made available to or otherwise obtained by CMCC pursuant to ARTICLE III, Paragraphs B, C, D or F, ARTICLE IV, Paragraph C, ARTICLE V, Paragraphs B, C, D, E, or F, or ARTICLE XIII, Paragraph G and (iii) all other information relevant to the subject matter of this Agreement which (A) is either marked by the Party disclosing it ("Disclosing Party") as confidential or proprietary or with a similar legend at the time of disclosure to the Party receiving such information hereunder ("Receiving Party") or (B) is of such a nature and is disclosed in such a manner that a reasonable person would know it to be the confidential or proprietary information of the Disclosing Party. The Receiving Party agrees to use the Disclosing Party's Confidential Information only as necessary to fulfill the Receiving Party's obligations or to exercise the rights granted to it under this Agreement and for no other purpose. Furthermore, the Receiving Party agrees not to disclose the Disclosing Party's Confidential Information to any third-party without the prior written consent of the Disclosing Party, except that either Party may disclose Confidential Information of the other Party (1) to its Affiliates, and to its and their respective directors, employees, consultants, and agents in each case who have a specific need to know such Confidential Information for purposes of this Agreement and who are bound by obligations of confidentiality and restrictions on use similarly protective of the Disclosing Party's Confidential Information as those set forth herein, or (2) to the extent such disclosure is required for a Party (a) to comply with applicable law or regulation or the order of a court of competent jurisdiction, (b) to defend itself from litigation brought against it by the other Party or to prosecute litigation relating to a breach of the Agreement by the other Party, or (c) to comply with the rules of the U.S. Securities and Exchange Commission, any stock exchange or similar listing entity applicable to such Party;

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provided, however, that in the case of each of clauses 2(a), (b), and (c) above, the Receiving Party provides prior written notice of such disclosure to the Disclosing Party and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure. Notwithstanding any other provision of this Agreement, Licensee may disclose and use Confidential Information of CMCC as necessary to file or prosecute the Patent Rights and may also disclose this Agreement to any third party in connection with a financing transaction or due diligence inquiry involving Licensee; provided, however, that any such third party is bound by reasonable obligations of confidentiality and restrictions on use similar to those set forth herein. Similarly, notwithstanding any other term of this Agreement, and in addition to its rights under subparagraphs (1) and (2) above of this ARTICLE XVII, Paragraph A, CMCC shall have the right to disclose the nature, terms and a copy of the Agreement to oversight bodies of CMCC, such as the institutional review board or conflicts of interest committee of CMCC, as necessary to comply with its obligations to such bodies and to disclose the general nature of the Agreement (without including any of the financial terms or any other specific terms or language from the Agreement, but including reasonable detail about its overall structure and business goals) in standard organizational communications issued by CMCC, such as the annual report of the Technology and Innovation Development Office and publications of the Office of Public Affairs (not to be construed as press releases).

B.	The Parties' obligations under this ARTICLE XVII shall not apply to any information which:

1.	at the time of disclosure is already in the public domain;

2.	after disclosure hereunder enters the public domain, except through breach of this Agreement by the Receiving Party;

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3.
the Receiving Party can demonstrate was rightfully in the Receiving Party's possession prior to the time of disclosure by or on behalf of the Disclosing Party hereunder, and was not acquired directly or indirectly from the Disclosing Party;

4.	becomes available to the Receiving Party from a third-party who, to the knowledge of the Receiving Party, is not legally or contractually prohibited from disclosing such Confidential Information;

5.	the Receiving Party can demonstrate was developed by or for the Receiving Party independently of the disclosure of Confidential Information by the Disclosing Party or its Affiliates.

C.
Licensee and CMCC agree that the confidentiality obligations hereunder shall require that each Party use confidentiality procedures and practices to protect the other Party's Confidential Information as each would use for its own confidential information, but at least a reasonable degree of care.

D.
Licensee agrees that nothing herein shall prevent CMCC from disclosing or publishing CMCC's own Confidential Information (other than this Agreement), or create any legal liability to Licensee for doing so.

E.	The provisions of this ARTICLE XVII shall survive expiration or termination of this Agreement for the period of time specified in the first sentence of ARTICLE XVII, Paragraph A.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be effective as of the date last written below.

CHILDREN'S MEDICAL CENTER CORPORATION	GENOCEA BIOSCIENCES, INC.
By: /s/ Erik Halvorsen	By: /s/ Chip Clark
Name: Erik Halvorsen, Ph.D. Title: Executive Director, TIDO Date: March 29, 2012	Name: Chip Clark Title: President & CEO Date: March 23, 2012

EXHIBIT 10.1
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Appendix 1
PATENT RIGHTS

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Appendix 2
DEVELOPMENT PLAN

[* * *].

EXHIBIT 10.1
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Appendix 3
CMCC # 7876
Material Transfer Agreement
THIS AGREEMENT is entered into this ____ day of September 2008, (“Effective Date”) by and between CHILDREN’S HOSPITAL BOSTON, a charitable corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and having a principal place of business located at 300 Longwood Avenue, Boston, Massachusetts (“Hospital”) and Genocea Biosciences, Inc., a corporation duly organized and existing under the laws of the State of Delaware and having a principal place of business located at 161 First Street, Suite 2c Cambridge, MA 02142 (“Company”).
WHEREAS, through expenditure of substantial effort and resources, Company has developed and/or controls a high-throughput system for in vitro screening of proven effectors of immunity (e.g. libraries of efficacious T cells) to identify their specific target antigens from the complete proteome of any disease-causing agent (the “High Throughput System”);
WHEREAS, through expenditure of substantial effort and resources, Richard Malley, M.D., (“Hospital Principal Investigator”) has determined that a whole cell vaccine (WCV) made from killed unencapsulated pneumococcal cells, as well as purified antigens, can protect animals against colonization via CD4+ THl7 responses;
WHEREAS, Company and Hospital (including Hospital Principal Investigator) agree that identification of effective antigens (e.g., T cell antigens) useful in vaccine systems is particularly challenging and that application of the High Throughput System to the problem of identifying pneumococcal T-cell antigens would be of mutual interest and benefit to Hospital and to Company and may further the practice of medicine and the research mission of Hospital in a manner consistent with its status as a non-profit, tax-exempt, teaching hospital;
WHEREAS, Hospital and Company are willing to collaborate and conduct research in the fie1d of pneumococcal T cell-based protein vaccines and wish to enter into this Agreement to conduct a research project entitled, Novel high-throughput screening platform to develop a pneumococcal protein-based vaccine (“Research Plan”). Hospital Principal Investigator and Company regard this project as a scientific collaboration and treat matters of authorship and experimental plans as such;
NOW, THEREFORE, the parties agree as follows:

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1.Hospital/Principal Investigator Responsibilities.
(a)    Principal Investigator agrees to participate in Research Plan described in Appendix A. The scope of participation and timeframe of participation is expected to commence and terminate in accordance with the collaborative research agreement with PATH Vaccine Solutions (“PVS”) dated June 19, 2008 between PVS and Hospital and in accordance with the collaborative research agreement with PVS dated April 21, 2008 between PVS and Company, and may be extended and additional material added by amendment(s) mutually agreed to by Hospital and Company in writing.
(b)    Principal Investigator shall provide to Company certain written information, materials and data (collectively “Hospital Material”) as necessary for the performance of the Research Plan, and/or as otherwise agreed by the parties and as listed in Appendix B.
2.    Company Responsibilities.
(a)    Company agrees to participate in Research Plan described in Appendix A. The scope of participation and timeframe of participation is expected to commence and terminate in accordance with the collaborative research agreement with PVS dated June 19, 2008 between PVS and Hospital and in accordance with the collaborative research agreement with PVS dated April 21, 2008 between PVS and Company, and may be extended and additional material added by amendment(s) mutually agreed to by Hospital and Company in writing.
(b)    Company shall provide to Hospital Principal Investigator written information, materials and data (collectively, “Company Material”) as necessary for the performance of the Research Plan and/or as otherwise agreed by the parties and as listed in Appendix C.
3.    Confidentiality of Hospital/Company Materials. The parties agree Hospital/Company Material shall constitute Confidential Information (as defined below in Section 5(a)(1)), and in the case of Hospital, to use such Material for research purposes only and in the case of Company, to use such Material for research and development purposes only.
4.    Publications. The parties encourage academic publications to issue as a result of the performance of the Research Plan. In anticipation of a continuing collaborative relationship as a result of this Agreement, the parties agree that authorship of future publications shall be determined on a case by case basis in accordance with accepted academic standards. In the event a party publishes independently of the other, such party shall provide copies of publications arising or related to the Research Plan (“Publications”) to the other party at least 30 days in advance of submission for publication. The party receiving such copy shall have the right to

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(a) request a sixty (60) day delay in publication in order to submit a patent application on any disclosed subject matter or otherwise protect any patentable information, and (b) edit the publication in a manner reasonably acceptable to the independently submitting party to protect confidential information. All such Publications will include the following acknowledgment of PVS’s financial support of the Research Program: “Funded in whole or in part by Program for Appropriate Technology in Health (PATH)”. The parties agree that PVS may publish the Data after a time period of twelve (12) months after completion of the Research Plan, subject to the procedures and limitations set forth in the applicable collaborative research agreements between Hospital and PVS and between Company and PVS.
5.    Intellectual Property.
(a)    Definitions.
(1)    “Confidential Information” shall mean all scientific, technical, financial or business information owned, possessed or used by the disclosing party that (a) is marked or if orally disclosed must be followed up by in writing within thirty (30) days that is treated by the disclosing party as confidential or proprietary, or (b) a person skilled in the industry would reasonably know is confidential; including without limitation, data, development and marketing plans, regulatory and business strategies, financial information, and forecasts, information of third parties that a party has an obligation to keep confidential and Hospital Materials, in the case of Hospital, and Company Materials, in the case of Company.
(2)    For purposes of this Agreement, the term “Data” shall mean any and all information, materials and results arising from the performance of the Research Plan (“Data”). Each Party shall promptly provide Data obtained in performance of the Research Plan to the other Party. Subject to Section 4 concerning publication, it is appreciated that all Data are considered to be Confidential Information and shall be avidly protected as such by the Party obtaining the Data. Data shall be presented to the other Party in a common technical document format similar to Data provided by Company to PVS.
(3)    “Research Plan Intellectual Property” shall mean any product, know how, information, discovery, invention, patent or patent application including related reissues, divisionals, continuations, and continuations-in-part) that is discovered, conceived, made, developed or reduced to practice either jointly, or by Hospital, or Company individually by performance of the Research Plan detailed in Appendix A. Each party shall promptly disclose to the other party under confidentiality the invention or discovery of any Research Plan Intellectual Property. Each party shall also disclose to the other party the intent to file for intellectual

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property protection, including patents and provisional patents, on solely-owned Research Plan Intellectual Property (“Sole Inventions”).
(b)    Confidentiality Obligations.
(1)    Subject to the terms of this Agreement, neither party shall, directly or indirectly, publish, disseminate or otherwise disclose, or deliver or make available to any third party, or use any Confidential Information of the disclosing party, other than in furtherance of the purposes of this Agreement. Each party shall exercise all reasonable precautions to protect the integrity and confidentiality of the disclosing party’s Confidential Information. The receiving party may disseminate or permit access to Confidential Information only to Company or Hospital personnel (as applicable) who have a need-to-know such Confidential Information in the course of the performance of their duties under this Agreement and who are bound to obligations of confidentiality and non-use of the Confidential Information that are at least as restrictive as those set forth in this Agreement. This obligation shall continue, for five (5) years following the date of termination of this Agreement, but may be modified by written agreement.
(2)    Further, during the course of the parties’ performance of the Research Plan, each party may have their respective employees working on the other party’s site to further the objectives of the Research Plan. In this capacity, it is expected that such employee will receive or be exposed to, and may learn about the existence of, certain Confidential Information that is not related to the Research Plan (“Non-Research Plan Confidential Information’’). It is expressly agreed that such Non-Research Plan Confidential Information shall not, without the prior written consent of the disclosing party, be used for any purpose, including the purposes of this Agreement. For the avoidance of doubt, Company Materials and Hospital Materials shall not constitute Non-Research Plan Confidential Information.
(3)     Neither party shall have any obligations of confidentiality and non-use with respect to any portion of the Confidential Information which: (a) is or later becomes generally available to the public by use, publication or the like, through no-fault of the receiving party; (b) is obtained by the receiving party from a third party who had the legal right to disclose such Confidential Information to the receiving party without obligation of confidentiality; (c) is in receiving party’s prior possession without obligation of confidentiality, as evidenced by receiving party’s contemporaneously dated written records; or (d) is independently developed by the receiving party without use of the disclosing party’s Confidential Information. In the event that either party is required by order of a court or other government entity having jurisdiction to disclose any Confidential Information, the receiving party shall give the disclosing party prompt notice thereof so that the disclosing party may seek an appropriate protective order. The

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receiving party shall reasonably cooperate with the disclosing party in its efforts to seek such a protective order. If any such order does not fully preclude disclosure of the Confidential Information, the receiving party shall make such disclosure only to the extent that such disclosure is legally required.
(4)    In the event a receiving party performs unauthorized work (e.g., work outside the Purpose and/or work with Non-Research Plan Confidential Information) utilizing any Confidential Information of the other party, all data and any inventions or discoveries, whether patentable or not, arising from such unauthorized work are and shall be the sole and exclusive property of the disclosing party, and the receiving party shall and hereby does assign its entire right, title and interest, in any such data; inventions or discoveries to the disclosing party. For the avoidance of doubt, inventions pursuant to this Section 5(b)(4) shall not Constitute Research Plan Intellectual Property and shall be referred to as “Non-Research Plan IP”.
(c)    Ownership.
(1)    Each party shall own all right, title and interest to that Research Plan Intellectual Property that it solely invented, such inventorship to be determined consistent with U.S. patent law whether or not the invention has been patented. Each party shall ensure that its respective inventor(s) assign his/her ownership interest in the Sole Invention to the party by which he/she was employed when the Sole Invention was created.
(2)    Each party shall unilaterally decide whether its Sole Invention should be patented, where it should be patented (i.e. United States and/or certain foreign countries) and when it is appropriate to seek patent protection. Patent applications or patents for Sole Inventions shall be filed, prosecuted and maintained by the party whose personnel solely created or invented the Sole Invention and patent costs for such patent applications and patents shall be borne by the party whose personnel created or invented the Sole Invention.
(3)    In the event a party elects not to prosecute or maintain any patent application described herein (excluding Non-Research Plan IP), that party (the “Declining Party”) shall notify the other party (the “Non-Declining Party”) at least thirty (30) days prior to taking or not taking, any action which would result in abandonment, withdrawal or lapse of such patent or patent application; in such event, the Non-Declining Party may thereafter file, prosecute or maintain the patent or patent application. The Non-Declining Party shall reimburse the Declining Party for any expenses the Declining Party incurs in evaluating, prosecuting, maintaining or consulting with Company with regard to any patent application described herein.

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(4)    The parties shall jointly own the Research Plan Intellectual Property that they jointly invented (“Joint Inventions”). Hospital and Company shall collaborate to maintain proper record of inventorship on Joint Inventions, such inventorship to be determined consistent with US patent law whether or not the inventions has been patented. All patent applications on Joint Inventions shall be assigned to both Company and Hospital and each party shall ensure that its respective inventor(s) assign his/her ownership interest in the patent rights to the party by which he/she was employed when the Joint Invention was created. Company shall assume sole responsibility for filing, prosecution, maintenance and defense/enforcement of Joint Inventions.
(5)    “Background Intellectual Property” shall mean all intellectual property related to the Research Plan developed, and/or owned and/or acquired by a party or outside the purview of this Agreement, before the date the Research Plan commenced. The Background Intellectual Property of a party shall remain the separate intellectual property of such party. No rights to Background Intellectual Property are conferred by this Agreement, other than a limited license right to use Background Intellectual Property solely as required to perform the Research Plan. Any such limited license right shall and does terminate immediately upon completion of the relevant work under the Research Plan.
(6)    Company and Hospital each acknowledge the funding contribution of PVS to each party and its mission to make vaccines and technologies accessible, available, and affordable to the developing countries. Therefore, Hospital and Company hereby jointly grant to PVS at no additional cost a non-exclusive royalty-free license, with the right to sublicense, to the Research Plan Intellectual Property including any patent rights related thereto to: i) develop, make or have made, and use a pneumococcal T-cell based protein vaccine in the world; and ii) use, market, promote, distribute and sell a pneumococcal T-cell based protein vaccine in Developing Countries (“PVS License”). “Developing Countries” shall mean (i) those countries identified by the World Bank as of April 21, 2008 (i.e., the effective date of the collaborative research agreement between PVS and Company) as having “‘low-income economies” or “lower-middle income economies” and (ii) Argentina, Brazil, Chile, Mexico and South Africa, provided these five countries specifically listed herein are not reclassified as “high income economies” by the World Bank as of the date that the license is granted to PVS pursuant to this Agreement.
6.    License Rights and Terms. Hospital shall and hereby does grant to Company a fully paid up, nonexclusive right to Hospital’s rights in any invention made under this Agreement solely for internal research and development purposes (inclusive of permitting third parties to conduct such research and development on Company’s behalf). Hospital hereby grants to Company an exclusive option to negotiate an exclusive license to Hospital’s interest in any and all Research Plan Intellectual Property (the “Option”). Company shall have sixty (60) days (the

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“Option Term”) after receipt of written notice from Hospital of a relevant invention, to exercise this Option. In addition to the exclusivity during the Option Term, once the option has been exercised, Hospital shall not negotiate with any third party for rights to the optioned invention for a period of twelve (12) months, extendible by agreement of the Parties if licensing negotiations between the Parties are proceeding (the “Negotiation Term”). Should the Negotiation Term expire without license terms being agreed to, then Hospital shall have no further obligation to Company with respect to licensing that invention, and shall be free to enter into licenses with any third parties except that Hospital shall notify Company if and when it enters into any third party license to the invention. Any license to Hospital’s rights in Research Plan Intellectual Property negotiated pursuant to this provision shall include articles directed to the following:
(a)    Rights of the United States government reserved under Public Laws 96-517, 97-256, and 98-620, codified at 35 U-.S.C. 200-212, and any regulations promulgated thereunder, if appropriate.
(b)    Requirement for due diligence in the development of the subject matter claimed in the licensed patent(s) -for public use.
(c)    Reservation of the unrestricted right of Hospital to use subject matter claimed in the licensed patent(s) for academic research purposes.
(d)    The CRICO Uniform Indemnification and Insurance provisions then in effect.
(e)    Licensing fees, royalties, and/or other payments that reflect the respective contributions of the parties to the licensed technology and similar, contemporary agreements between for-profit and non-profit institutions.
7.    Communications. Requests and notices regarding this agreement shall be given in writing, to the following addresses with a copy to Hospital Principal Investigator:
To Hospital
Fernando Vallés, J.D.
Corporate Sponsored Research Officer
Children’s Hospital
300 Longwood Avenue
Boston MA 02115

To Company
Genocea Biosciences, Inc,

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c/o Chief Executive Officer
161 First Street, Suite 2C
Cambridge, MA 02142

8.    Use of Names. Each party agrees not to use of refer to this Agreement in any promotional activity, or to use the names of the other party, its employees, or Hospital Principal Investigator without prior written permission. However, each party shall have the right to acknowledge in scientific publications and other scientific communications the source of materials used in the collaboration.
9.    Term. This Agreement shall be effective for the period given in Article l(a) above.
10.    General Provisions
(a)    All rights and remedies, hereunder will be cumulative and not alternative, and this Agreement shall be construed and governed by the laws of the Commonwealth of Massachusetts.
(b)    This Agreement may be amended only by written agreement signed by both parties.
(c)    Company and Hospital agree to conduct the Research Plan in accordance with all applicable Federal, State and local laws and regulations, as well as with applicable regulations of Hospital.
(d)    It is expressly agreed by the parties hereto that Hospital and Company are independent contractors and nothing in this Agreement is intended to create an employer relationship, joint venture, or partnership between the parties. Neither party has the authority to bind the other.
(e)    If any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired thereby.
(f)    EXCEPT AS PROVIDED HEREIN, HOSPITAL, MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, INFORMATION, MATERIAL OR DATA PROVIDED TO COMPANY HEREUNDER AND HEREBY

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DISCLAIMS THE SAME. HOSPITAL SHALL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL OR OTHER DAMAGES SUFFERED BY COMPANY RESULTING FROM COMPANY’S USE OF ANY PATENT, TRADEMARK, SOFTWARE, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, INFORMATION, MATERIAL OR DATA PROVIDED TO COMPANY HEREUNDER.
(g)    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.
(h)    Each, party hereto agrees to execute, acknowledge and deliver such further instruments and do all such further acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
(i)    The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement us of the date first written above.

CHILDREN’S HOSPITAL By: /s/ Carleen Brunelli, Ph.D., MBA Title: Carleen Brunelli, Ph.D., MBA Vice President of Research Administration Date: Sept 5, 2008	COMPANY By: /s/ Robert Paull Title: President Date: 9.17.08

HOSPITAL PRINCIPAL INVESTIGATOR ACKNOWLEDGMENT:
By: /s/    HOSPITAL PRINCIPAL INVESTIGATOR
Date:     9/8/08        ____

EXHIBIT 10.1
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APPENDIX A
RESEARCH PLAN
[●]

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APPENDIX B
[* * *]

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APPENDIX C
Company Responsibilities
[†]

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Appendix 4
CHILDREN’S HOSPITAL COLLABORATIVE RESEARCH AGREEMENT
[● ●]

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Side Letter
March 23, 2012
Erik Halvorsen, PhD
Executive Director
Technology and Innovation Development Office
Children’s Hospital Boston
300 Longwood Avenue
Boston, MA 02115

Re:    Share of Sublicense Payments
Erik,
As you know, Genocea Biosciences, Inc. (“Genocea”) and Children’s Medical Center Corporation (“CMCC”) are parties to that certain Amended and Restated Exclusive License Agreement, dated March 23, 2012 (the “Agreement”). The purpose of this letter is to confirm the parties’ understanding with respect to certain financial terms in the Agreement. Capitalized terms used but not otherwise defined herein shall have the same meaning attributed to them in the Agreement.
To the best of Genocea’s knowledge as of the Effective Date of the Agreement, neither Genocea nor its Affiliates is under an active license agreement with any third party licensor of patent rights (“Licensor”) to make, have made, use, sell or import a multi-component vaccine product that also falls under the definition of a Licensed Product which obligates Genocea or any Affiliate to pay to such Licensor a percentage of any sublicensing payment or other non-royalty sublicensing income (e.g., up-front license fees, lump sum payments, milestone payments or technology transfer payments) that they receive (“Non-Royalty Sublicensing Income”) that is [* * *] the [* * *] of such amount that Genocea is also required to make to CMCC as a Sublicensee Payment pursuant to Article IV Paragraph C of the Agreement.
In the event the foregoing statement is subsequently discovered to be inaccurate, Genocea shall pay to CMCC: (a) the difference between the single highest percentage of any Non-Royalty

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Sublicensing Income paid by Genocea or any Affiliate to any Licensor(s) and the [* * *] of such amount owed to CMCC pursuant the Agreement, and (b) the interest on such difference at the same rate as described in the third sentence of Article IV Paragraph E of the Agreement, calculated from the Effective Date until the date such amount is paid. Genocea will make the aforementioned payments to CMCC within thirty (30) days after Genocea becomes aware or is made aware of the inaccuracy. For clarity, Genocea shall only be obligated to make the aforementioned payments if the percentage of the Non-Royalty Sublicensing Income paid to any Licensor(s) is greater than [* * *]. In addition to the foregoing remedy, in the event Genocea’s statement is inaccurate, until expiration or termination of the Agreement CMCC will also be entitled to receive the benefit of the single highest percentage rate referenced in (a) above in connection with the calculation of, and its receipt of, any subsequent Sublicensee Payments instead of [* * *].
The Parties agree that the discovery that the foregoing statements by Genocea in paragraph two of this letter are inaccurate will not be considered a breach of the Agreement by Genocea or constitute grounds for termination of the Agreement by CMCC unless it is determined in a legal or alternative dispute process that such statements were an intentional, fraudulent, or grossly negligent misrepresentation. Notwithstanding the foregoing CMCC shall have the right to terminate the Agreement pursuant to Article XIII Paragraph C of the Agreement if the aforementioned amounts in paragraph three of this letter are not timely paid to CMCC. Genocea’s sole and entire obligation, and CMCC’s sole and exclusive remedy, in the event that Genocea’s statements in paragraph two above are determined to be inaccurate is contained herein this letter.
To monitor compliance with Genocea’s statements under this letter, Paragraphs A and B of Article V of the Agreement apply mutatis mutandis.
Genocea acknowledges its agreement to the foregoing terms by the signature of its duly authorized representative below. If you agree to the terms of this letter, please acknowledge your agreement by having a duly authorized representative of CMCC sign below and return a copy to me.
Sincerely,

_/s/ Chip Clark_________

Chip Clark
CEO, Genocea Biosciences, Inc.

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Acknowledged and Agreed:

CHILDREN’S MEDICAL CENTER CORPORATION

By:    /s/ Erik Halvorsen    ____________

Name:    Erik Halvorsen, Ph.D.

Title: Director of Technology and Business Development

Date:    March 29, 2012